Filed Pursuant to Rule 424(b)(2)
Registration No. 333-202489

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $1.00 per share	6,710,000 (1)	$83.00	$556,930,000	$64,548.19 (2)

(1)	Includes 610,000 shares of common stock that the underwriters have the option to purchase.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS  SUPPLEMENT

(To Prospectus dated March 4, 2015)

$506,300,000

Common Stock

We are offering 6,100,000 shares of our common stock, par value $1.00 per share.

Our common stock is listed on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “IBKC”. On February 24, 2017, the last reported sale price of our common stock as reported on NASDAQ was $85.35 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement and page 1 of the accompanying prospectus, as well beginning on page 13 of our most recent Annual Report on Form 10-K.

	Per Share	Total(1)
Public offering price	$83.00	$506,300,000.00
Underwriting discounts and commissions	$3.32	$20,252,000.00
Proceeds, before expenses, to us	$79.68	$486,048,000.00

(1)	Assumes no exercise of the underwriters’ option described below.

The underwriters may also purchase up to an additional 610,000 shares directly from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the common stock to purchasers against payment therefor on or about March 7, 2017.

Joint Book-Running Managers

Goldman, Sachs & Co.	UBS Investment Bank

Co-Lead Managers

BofA Merrill Lynch	Keefe, Bruyette & Woods A Stifel Company	Sandler O’Neill + Partners, L.P.

Co-Managers

Citigroup	IBERIA Capital Partners L.L.C.	Jefferies
Raymond James	Stephens Inc.	Wells Fargo Securities

The date of this prospectus supplement is March 1, 2017.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement is not a prospectus for the purposes of Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) as implemented in Member States of the European Economic Area (the “Prospectus Directive”). This prospectus supplement and the accompanying prospectus has have been prepared on the basis that any offer of common stock in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus in connection with offers of such common stock. Accordingly, any person making or intending to make an offer in that Relevant Member State of common stock which is the subject to the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of common stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you. Therefore, you should also read the more detailed information set forth in this prospectus supplement, our financial statements and documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in our common stock. See “Where You Can Find Additional Information.” Unless we indicate otherwise or the context otherwise requires, the words “we,” “our,” “us” and “Company” refer to IBERIABANK Corporation and its wholly owned subsidiaries.

IBERIABANK Corporation

Company Overview. IBERIABANK Corporation, a Louisiana corporation, is a financial holding company. We are the holding company for IBERIABANK, a Louisiana banking corporation headquartered in Lafayette, Louisiana (“IBERIABANK”); Lenders Title Company, an Arkansas-chartered title insurance and closing services agency headquartered in Little Rock, Arkansas (“Lenders Title”); IBERIA Capital Partners L.L.C., a corporate finance services firm (“ICP”); 1887 Leasing, LLC, a holding company for our aircraft; IBERIA Asset Management, Inc. (“IAM”), which provides wealth management and trust services to high net worth individuals, pension funds, corporations and trusts; 840 Denning, LLC, which invests in a commercial rental property; and IBERIA CDE, LLC (“CDE”), which invests in purchased tax credits. As of December 31, 2016, we operated 304 combined offices, including 199 bank branch offices and three loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, Florida, and Georgia, 24 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 69 locations in 10 states. We also have eight wealth management locations in four states and one IBERIA Capital Partners L.L.C. office in Louisiana. As of December 31, 2016, we had total consolidated assets of $21.7 billion, total deposits of $17.4 billion and shareholders’ equity of $2.9 billion.

IBERIABANK offers commercial and retail banking products and services to customers throughout locations in seven states and mortgage banking products in ten states. IBERIABANK provides these products and services in Louisiana, Alabama, Florida, Arkansas, Tennessee, Georgia and Texas. These products and services include a broad array of commercial, consumer, mortgage, and private banking products and services, trust services, cash management, deposit and annuity products. Certain of our non-bank subsidiaries engage in financial services-related activities, including brokerage services, sales of variable annuities, and wealth management services. Lenders Title offers a full line of title insurance and closing services throughout Arkansas and Louisiana. ICP provides equity research, institutional sales and trading, and corporate finance services throughout the energy industry. 1887 Leasing, LLC, owns an aircraft used by management of the Company and its subsidiaries. IAM provides wealth management advisory services for commercial and private banking clients. CDE is engaged in the purchase of tax credits.

Our principal executive office is located at 200 West Congress Street, Lafayette, Louisiana, and our telephone number at that office is (337) 521-4003. Our website is located at www.iberiabank.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Sabadell Acquisition. On February 28, 2017 we entered into a Stock Purchase Agreement, which we refer to as the “Purchase Agreement,” with Banco de Sabadell, S.A., which we refer to as “Banco Sabadell,” to acquire its wholly owned subsidiary Sabadell United Bank, N.A., which we refer to as “Sabadell.” Sabadell, which is headquartered in Miami, Florida, serves over 40,000 clients through 25 branches in Miami and south Florida. Founded in 1974, Sabadell provides financial advice and banking services for personal and business banking clients, including high net worth and international clients. As of December 31, 2016, Sabadell had total assets of approximately $5.8 billion, total deposits of approximately $4.4 billion and shareholder’s equity of approximately $0.6 billion, as reported on its Consolidated Report of Condition and Income (the “Call Report”) to the Federal Deposit Insurance Corporation (the “FDIC”).

Pursuant to the Purchase Agreement, we will acquire all of the issued and outstanding common stock of Sabadell from Banco Sabadell (the “Sabadell Acquisition”), after which Sabadell will merge into IBERIABANK. In consideration for the Sabadell Acquisition, we will pay Banco Sabadell approximately $803.1 million in cash and issue approximately 2.61 million shares of our common stock, subject to certain adjustments described in the Purchase Agreement, including a limitation on issuing an amount of the Company’s common stock that exceeds 4.9% of the number of shares of the Company’s common stock that will be issued and outstanding immediately following the Acquisition, in which case cash will be substituted for such excess shares. Based on our 10-day volume weighted average share price through February 24, 2017, the total acquisition consideration is estimated to be approximately $1.025 billion.

The Purchase Agreement contains customary representations and warranties from both the Company and Banco Sabadell, and each party has agreed to customary covenants, including, among others, covenants relating to the conduct of Sabadell’s business during the interim period between the execution of the Purchase Agreement and the completion of the Acquisition. The Company has agreed to use its reasonable best efforts to prepare and file all applications, notices and other documents to obtain all necessary consents and approvals for consummation of the transactions contemplated by the Purchase Agreement.

The completion of the Acquisition is subject to certain customary closing conditions, including, among others, (a) the receipt of requisite regulatory approvals without the imposition of a materially burdensome regulatory condition as described in the Purchase Agreement, (b) the accuracy of the representations and warranties of the other parties, subject to certain materiality thresholds, (c) material compliance by the other parties with their obligations under the Purchase Agreement, (d) the absence of any injunction prohibiting the completion of the Acquisition and (e) the approval for listing on NASDAQ of the shares of our common stock to be issued in the transaction. The Purchase Agreement also contains customary indemnification rights for transactions of this type of each of the Company and Banco Sabadell, including with respect to breaches of representations, warranties or covenants and certain other specified matters. Certain of the indemnification obligations of each party are subject to deductible amounts and caps and other limitations on liability.

The Purchase Agreement provides certain customary termination rights for both the Company and Banco Sabadell, including the right of either party to terminate the Purchase Agreement if the consummation of the Acquisition has not occurred by February 28, 2018, other than if the failure of the consummation to have occurred by such date was because of the terminating party’s failure to comply with the terms of the Purchase Agreement.

The summary of selected provisions of the Purchase Agreement appearing above is not complete and is qualified in its entirety by the more detailed description of the Purchase Agreement contained in our current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2017 and incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Offering

The following summary contains summary information about the common stock and this offering and is not intended to be complete. It does not contain all the information that you should consider before deciding whether to invest in the common stock.

Issuer	IBERIABANK Corporation, a Louisiana corporation and a financial holding company.

Common stock we are offering	6,100,000 shares (6,710,000 shares if the underwriters exercise their option in full)

Common stock to be outstanding after this offering	50,902,973 shares (51,512,973 shares if the underwriters exercise their option in full), based on 44,802,973 shares of common stock outstanding as of January 31, 2017 (and exclusive of shares to be issued in the Sabadell Acquisition).

Public offering price per share	$83.00

Nasdaq Global Select Market Symbol	IBKC

Use of Proceeds	We intend to use the net proceeds of this offering to fund a portion of the approximately $803.1 million in cash consideration payable in connection with the Sabadell Acquisition and to pay related fees and expenses. This offering is not conditioned on the closing of the Sabadell Acquisition, and we cannot assure you that the Sabadell Acquisition will be completed. See “Use of Proceeds.”

If the Sabadell Acquisition is not completed we intend to use the net proceeds of this offering for general corporate purposes.

Risk Factors	See “Risk Factors” beginning on page S-17 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the common stock.

Conflicts of Interest	IBERIA Capital Partners L.L.C., which is our wholly-owned subsidiary, may receive a brokerage commission in relation to certain shares of common stock. See “Underwriting/Conflicts of Interest— Conflicts of Interest.”

Goldman, Sachs & Co. and UBS Securities LLC, each an underwriter in the offering, are also providing advisory services to the Company in respect of the Sabadell Acquisition and will receive cash advisory fees in connection with such engagement. Keefe Bruyette & Woods, Inc., an underwriter in the offering, is also providing advisory services to Banco Sabadell in respect of the Sabadell Acquisition and will receive cash advisory fees in connection with such engagement.

Unless otherwise indicated, the number of shares of our common stock presented in this prospectus supplement:

•	excludes approximately 988,500 shares issuable upon the exercise of outstanding stock options and vesting of performance restricted stock units as of January 31, 2017; and

•	excludes an estimated 2,451,000 shares reserved for issuance pursuant to future grants of awards under our stock compensation plans as of January 31, 2017.

Summary Historical Financial Data

The following tables set forth selected consolidated historical financial and other data for the periods ended and as of the dates indicated. The selected consolidated financial data presented below as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 is derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement and accompanying prospectus. The selected consolidated financial data as of December 31, 2014 and as of and for the years ended December 31, 2013 and 2012 is derived from our audited consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement and accompanying prospectus. Results from past periods are not necessarily indicative of results that may be expected for any future period.

This summary historical financial data should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016, and with our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

(Dollars in thousands, except per share data)	2016	2015	2014	2013	2012
Income Statement Data:(1)
Interest and dividend income	$716,939	$646,858	$504,815	$437,197	$445,200
Interest expense	67,701	59,100	44,704	46,953	63,450

Net interest income	649,238	587,758	460,111	390,244	381,750
Provision for loan losses	44,424	30,908	19,060	5,145	20,671

Net interest income after provision for loan losses	604,814	556,850	441,051	385,099	361,079
Non-interest income	233,821	220,393	173,628	168,958	175,997
Non-interest expense	566,665	570,305	473,614	472,796	432,185

Income before income tax expense	271,970	206,938	141,065	81,261	104,891
Income tax expense	85,193	64,094	35,683	16,133	28,496

Net income	186,777	142,844	105,382	65,128	76,395
Preferred stock dividends	(7,977)	—	—	—	—

Net income Available to Common Shareholders	$178,800	$142,844	$105,382	$65,128	$76,395

Earnings per common share—basic	$4.32	$3.69	$3.31	$2.20	$2.59
Earnings per common share—diluted	4.30	3.68	3.30	2.20	2.59
Cash dividends per common share	1.40	1.36	1.36	1.36	1.36
Balance Sheet Data:(1)
Total assets	$21,659,190	$19,504,068	$15,757,904	$13,365,550	$13,129,678
Cash and cash equivalents	1,362,126	510,267	548,095	391,396	970,977
Loans, net of unearned income	15,064,971	14,327,428	11,441,044	9,492,019	8,498,580
Investment securities	3,535,313	2,899,214	2,275,813	2,090,906	1,950,066
Goodwill and other intangible assets, net	759,823	765,655	548,130	425,442	429,584
Deposits	17,408,283	16,178,748	12,520,525	10,737,000	10,748,277
Borrowings	1,138,089	667,064	1,248,996	961,043	726,422
Shareholders’ equity	2,939,694	2,498,835	1,852,148	1,530,346	1,529,868
Book value per common share(2)	62.68	58.87	55.37	51.38	51.88
Tangible book value per common share (Non-GAAP)(2)(4)(5)	45.80	40.35	39.08	37.15	37.34

(Dollars in thousands, except per share data)	2016	2015	2014	2013	2012
Key Ratios:(1)(3)
Return on average assets	0.92%	0.78%	0.72%	0.50%	0.63%
Return on average common equity	7.08	6.41	6.17	4.26	5.05
Return on average tangible common equity (Non-GAAP)(4)(5)	10.44	9.65	9.04	6.17	7.21
Equity to assets at end of period	13.57	12.81	11.75	11.45	11.65
Earning assets to interest-bearing liabilities at end of period	146.60	142.28	135.15	132.74	124.93
Interest rate spread(6)	3.37	3.41	3.40	3.26	3.43
Net interest margin (TE)(6)(7)	3.53	3.55	3.51	3.38	3.58
Non-interest expense to average assets	2.79	3.10	3.24	3.64	3.57
Efficiency ratio(8)	64.17	70.57	74.73	84.60	77.49
Tangible efficiency ratio (TE) (Non-GAAP)(5)(7)(8)	62.37	68.57	72.53	82.10	74.89
Common stock dividend payout ratio	32.94	38.46	42.05	62.11	52.50
Asset Quality Data (Legacy):(1)(9)
Non-performing assets to total assets at end of period(10)	1.20%	0.42%	0.41%	0.61%	0.69%
Allowance for credit losses to non-performing loans at end of period(10)	52.46	209.41	246.26	175.35	150.57
Allowance for credit losses to total loans at end of period	0.92	0.96	0.91	0.95	1.10
Consolidated Capital Ratios:(1)
Tier 1 leverage capital ratio	10.86%	9.52%	9.35%	9.70%	9.70%
Common Equity Tier 1 (CET 1) risk-based capital ratio	11.84	10.10	N/A	N/A	N/A
Tier 1 risk-based capital ratio	12.59	10.73	11.17	11.57	12.92
Total risk-based capital ratio	14.13	12.17	12.30	12.82	14.19

(1)	Data for the year ended December 31, 2012 is impacted by our acquisition of Florida Gulf Bancorp, Inc. on July 31, 2012. Data for the year ended December 31, 2014 is impacted by our acquisitions of certain assets and liabilities of Trust One—Memphis on January 17, 2014, Teche Holding Company on May 31, 2014, and First Private Holdings, Inc. on June 30, 2014. Data for the year ended December 31, 2015 is impacted by our acquisitions of Florida Bank Group, Inc. on February 28, 2015, Old Florida Bancshares, Inc. on March 31, 2015, and Georgia Commerce Bancshares, Inc. on May 31, 2015.
(2)	Shares used for book value purposes are net of shares held in treasury as of December 31, 2014, 2013 and 2012.
(3)	With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(4)	Tangible calculations are considered non-GAAP measures that eliminate the effect of goodwill and acquisition-related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(5)	Tangible book value per share, return on average tangible common equity and tangible operating efficiency ratio (TE) are determined by methods other than in accordance with GAAP. Our management uses these non-GAAP financial measures in their analysis of our performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt that, in management’s opinion can distort period-to-period comparisons of our performance.

This prospectus supplement presents non-GAAP financial measures because management believes such presentations provide useful supplemental information that is essential to a proper understanding of the operating results of our core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included in the tables below:

Tangible book value per common share (Non-GAAP)

	2016	2015	2014	2013	2012
Book value per share	$62.68	$58.87	$55.37	$51.38	$51.88
Effect of intangibles	(16.88)	(18.52)	(16.29)	(14.23)	(14.54)

Tangible book value per share	$45.80	$40.35	$39.08	$37.15	$37.34

Return on average tangible common equity (Non-GAAP)

	2016	2015	2014	2013	2012
Return on average common equity (GAAP)	7.08%	6.41%	6.17%	4.26%	5.05%
Effect of eliminating intangibles	3.36	3.24	2.87	1.91	2.16

Return on average tangible common equity (Non-GAAP)	10.44%	9.65%	9.04%	6.17%	7.21%

Tangible efficiency ratio (TE) (Non-GAAP)

	2016	2015	2014	2013	2012
Efficiency ratio (GAAP)	64.17%	70.57%	74.73%	84.60%	77.49%
Effect of tax benefit related to tax-exempt income	(0.9)	(1.0)	(1.3)	(1.7)	(1.6)
Effect of amortization of intangibles	(0.9)	(1.0)	(0.9)	(0.8)	(1.0)

Tangible efficiency ratio (TE) (Non-GAAP)	62.37%	68.57%	72.53%	82.10%	74.89%

(6)	Interest rate spread represents the difference between the weighted average yield on earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average net earning assets.
(7)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 35%, which approximates the marginal tax rate.
(8)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues are the sum of net interest income and noninterest income.
(9)	Asset Quality Data (Legacy) exclude acquired loans.
(10)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due. Non-performing assets consist of nonperforming loans and repossessed assets.

SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL

INFORMATION RELATING TO THE SABADELL ACQUISITION

The table below sets forth summary condensed consolidated financial information for each of the Company and Sabadell as well as unaudited pro forma combined condensed consolidated financial information for the Company and Sabadell reflecting the Sabadell Acquisition, in each case as of and for the year ended December 31, 2016. Except as otherwise noted in the footnotes to the table, (i) the financial information included under the “Company Historical” column is derived from the audited financial statements of the Company as of and for the year ended December 31, 2016, and (ii) the financial information under the “Sabadell Historical” column is derived from the unaudited financial statements and related schedules of Sabadell included in its Call Report to the FDIC as of and for the year ended December 31, 2016. The Call Report was prepared by Sabadell management pursuant to regulatory instructions issued by the Federal Financial Institutions Examination Council. While the Call Report is a supervisory and regulatory document, it is not primarily an accounting document and does not provide a complete range of financial disclosure about Sabadell. The financial statements of Sabadell included in the Call Report have not been audited by Sabadell’s independent public accounting firm, and certain items are not classified and presented therein as they would be in financial statements prepared in accordance with GAAP. See “Risk Factors—Risks Related to the Sabadell Acquisition—There are material limitations with Sabadell’s selected unaudited consolidated financial data for the year ended December 31, 2016 prior to the completion of Sabadell’s auditors’ financial audit procedures for such period.”

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, adjusted from our audited financial statements as of and for the year ended December 31, 2016 to give effect to the Sabadell Acquisition, the estimated purchase accounting adjustments resulting from the Sabadell Acquisition, and the issuance of shares of our common stock and estimated receipt of proceeds of this offering (collectively, the “Transactions”). The unaudited pro forma combined condensed consolidated balance sheet as of December 31, 2016 in the table below is presented as if the Transactions occurred on December 31, 2016, and the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2016 is presented as if the Transactions occurred on January 1, 2016. You should read such information in conjunction with our consolidated financial statements for the year ended December 31, 2016 and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus, as well as the accompanying Notes to Summary Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet and Statement of Operations.

The pro forma adjustments reflected in the table were prepared under the assumption that the underwriters do not exercise their option to purchase additional shares. The pro forma adjustments reflected in the table are subject to change in accordance with the terms of the Purchase Agreement and as additional information becomes available and additional analyses are performed. The actual adjustments may be materially different from those reflected in the unaudited pro forma adjustments presented herein.

The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined as of the date indicated and at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information.

Unaudited Pro Forma Combined Condensed Consolidated Financial Information

	As of and For the Year Ended December 31, 2016
(Dollars in thousands, except per share data)	Company Historical	Sabadell Historical		Adjustments(1)		Pro Forma
Income Statement Data:
Interest and dividend income	$716,939	$166,100		$1,940	(a)	$884,979
Interest expense	67,701	22,361		(150	)(b)	89,912

Net interest income	649,238	143,739		2,090		795,067
(Reversal of)/Provision for loan losses	44,424	(2,350)		2,350	(h)	44,424

Net interest income after provision for loan losses	604,814	146,089		(260)		750,643
Non-interest income	233,821	21,181		—		255,002
Non-interest expense	566,665	88,089		16,070	(c)	670,824

Income before income tax expense	271,970	79,181		(16,330)		334,821
Income tax expense	85,193	30,668		(6,304	)(d)	109,557

Net income	186,777	48,513		(10,026)		225,264
Preferred stock dividends	(7,977)	—		—		(7,977)

Net income Available to Common Shareholders	$178,800	$48,513		$(10,026)		217,287

Earnings per common share—basic(2)	$4.32	N/A		N/M		4.42	(e),(l)
Earnings per common share—diluted(2)	4.30	N/A		N/M		4.40	(e),(l)
Cash dividends per common share(2)	1.40	N/A		N/M		1.40	(e),(l)
Balance Sheet Data:
Total assets	$21,659,190	$5,789,346		$110,086	(f)	$27,558,622
Cash and cash equivalents	1,362,126	259,311		(323,614	)(g)	1,297,823
Loans, net of unearned income and allowance for loan losses	14,920,252	4,131,493		91,510	(h)	19,143,255
Investment Securities	3,535,313	1,007,315		—	(i)	4,542,628
Goodwill and other intangible assets, net	759,823	89,780		431,676	(j)	1,281,279
Deposits	17,408,283	4,354,271		(300	)(k)	21,762,254
Borrowings	1,138,089	776,962		—		1,915,051
Shareholders’ equity	2,939,694	615,155		700,878	(l)	3,640,573
Total shares outstanding(2)	44,795,386	N/A		8,468,535	(m)	53,263,921
Book value per common share(2)	62.68	N/A		N/M		65.87	(e)
Tangible book value per common share (Non-GAAP)(2)	45.80	N/A		N/M		41.81	(n)
Key Ratios:
Return on average assets(3)	0.92%	0.88	%(y)			0.87%
Return on average common equity(4)	7.08	8.10	(y)			5.68
Return on average tangible common equity (Non-GAAP)(4)	10.44	10.05	(y),(z)			9.29	(n)
Equity to assets at end of period(3)	13.57	10.63				13.21
Earning assets to interest-bearing liabilities at end of period(3)	146.60	119.32	(y)			108.33
Interest rate spread(4)	3.37	2.65	(y)			3.26
Net interest margin(TE)(4)	3.53	2.73	(y)			3.45
Non-interest expense to average assets(3)	2.79	1.60				2.59
Efficiency ratio(3)	64.17	53.41				63.88
Tangible efficiency ratio (TE) (Non-GAAP)(3)	62.37	50.97	(z)			60.39	(n)
Common stock dividend payout ratio(2)	32.94	N/A				32.21	(o)

	As of and For the Year Ended December 31, 2016
	Company Historical	Sabadell Historical		Adjustments(1)	Pro Forma
Asset Quality Data (Legacy)(5):
Non-performing assets to total assets at end of period	1.20%	0.32%
Allowance for credit losses to non-performing loans at end of period(4)	52.46	463.25	(x)
Allowance for credit losses to total loans at end of period(4)	0.92	1.20	(x)
Consolidated Capital Ratios:
Tier 1 leverage capital ratio	10.86%	9.59			9.68	%(p)
Common Equity Tier 1 (CET 1) risk-based capital ratio	11.84	13.57			10.90	(p)
Tier 1 risk-based capital ratio	12.59	13.57			11.51	(p)
Total risk-based capital ratio	14.13	14.82			12.54	(p)

(1)	Adjustments are described in Part C of Note 3 (Adjustments and Pro Forma Financial Information—Pro Forma Adjustments).
(2)	Line item is not available in Sabadell’s Call Report and the information cannot be derived from the numbers in the Call Report.
(3)	There is no line item in Sabadell’s Call Report that entirely corresponds to the line item in this table, but the information can be derived from the Call Report.
(4)	Certain performance metrics presented in this pro forma combined condensed consolidated information as indicated above were not directly calculated in Sabadell’s Call Report (nor are they required). As such, for certain ratios the following simplifying assumptions were used:

(x) The allowance for credit losses of Sabadell Historical includes the allowance for loan losses of $44.5 million and the reserve for unfunded commitments of $5.7 million, which conforms to the Company’s presentation.

(y) Average calculations were based on trailing four quarter averages reported on schedule RC-K for the last 12 months to the extent available. To the extent such amounts were not available (including, but not limited to, average equity, average intangible assets and average loss share asset), a simple average of the period end balances reported over the last five quarters on schedule RC were used.

(z) Reconciliations of GAAP to non-GAAP performance metrics for Sabadell Historical are included in the tables below:

Return on average tangible common equity (Non-GAAP)

2016
Return on average common equity (GAAP)	8.10%
Effect of amortization of intangibles	1.95

Return on average tangible common equity (Non-GAAP)	10.05%

Tangible efficiency ratio (TE) (Non-GAAP)

2016
Efficiency ratio (GAAP)	53.41%
Effect of tax benefit related to tax-exempt income	(0.25)
Effect of amortization of intangibles	(2.19)

Tangible efficiency ratio (TE) (Non-GAAP)	50.97%

(5)	Adjustments and related pro forma amounts are not presented due to the accounting requirements for purchased loans and purchased impaired loans. Accounting principles prohibit recognition of an allowance for loan losses in a business combination (refer to (h) below). Additionally purchased impaired loans are required to accrete interest income, subject to certain limitations, and thus are no longer considered “non-performing” following a business combination.

Notes to Summary Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet and Statement of Operations

Note 1. Company Historical Financial Information

The financial information included under the “Company Historical” column is derived from the audited financial statements of the Company for the year ended December 31, 2016.

Note 2. Sabadell Historical Financial Information

The results of Sabadell’s operations for the year ended 2016 include a $9.4 million pre-tax gain on sale of loans within non-interest income. To the extent similar transactions do not occur in the future, a decline in revenues versus the historical results of Sabadell following the purchase could result.

Cash and cash equivalents presented above excludes $80 million of private placement funds with an original maturity of 12 months which are included in total assets.

Except as otherwise noted, the financial information included under the “Sabadell Historical” column is derived from the Call Report. Sabadell has historically reported amortization expense associated with its indemnification agreement with the FDIC associated with the acquisition of Lydian Private Bank (“Lydian”) in 2011 (the “Loss Share Asset”) within non-interest expense on its Call Report. On August 19, 2011, Sabadell acquired certain assets and assumed certain liabilities in connection with the acquisition of Lydian through a purchase and assumption agreement (“P&A”) with the “FDIC”. In connection with this presentation, the Company has reclassified this type of expense as a reduction to interest income in the Sabadell historical financial information. During the year ended December 31, 2016, Sabadell recorded amortization expense associated with its Loss Share Asset of $15.3 million.

The loans presented in the Sabadell Historical column include covered loans related to its Loss Share Asset with a recorded investment of $151.3 million and an unpaid principal balance of $223.7 million as of December 31, 2016.

Note 3. Adjustments and Pro Forma Financial Information

A. Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information and explanatory notes have been prepared to illustrate the effects of (1) the issuance of $500 million of common stock contemplated by this offering and (2) the acquisition of Sabadell by the Company under the acquisition method of accounting with the Company treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of Sabadell, as of the effective date of the acquisition, will be recorded by the Company at their respective fair values and the excess of the consideration over the fair value of Sabadell’s net assets will be allocated to goodwill.

The Sabadell Acquisition, which is currently expected to be completed in the second half of 2017, provides for Banco Sabadell to receive up to 4.9% of the Company’s common stock (or 2,610,304 shares) and $803.1 million in cash, a portion of which will be paid from cash on hand.

The pro forma allocation of purchase price reflected in the unaudited pro forma combined condensed consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the Sabadell Acquisition is completed. Adjustments may include, but not be limited to, changes in (i) Sabadell’s balance sheet and credit quality in its loan portfolio through the effective time of the acquisition; (ii) the aggregate shares issued as consideration paid to Banco Sabadell and shares issued in connection with this offering vary to the extent the actual trading price at the time of the acquisition or the offering price, as the case may be, vary from the assumed $85.35 per share, which represents the closing share price of the Company’s common stock on February 24, 2017; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions. Refer to reference (e) in Note C below for information about the impact of variances in the offering price or trading price to the number of shares issued in the offering and merger transactions, respectively.

The accounting policies of Sabadell are in the process of being reviewed in detail to identify areas of nonconformity with the Company’s policies. Upon completion of such review, conforming adjustments or financial statement reclassification of amounts within certain line items may be made.

B. Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated accounting entries to record the Sabadell Acquisition under the acquisition method of accounting for business combinations. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. The Sabadell Acquisition will be disregarded for income tax purposes, and Sabadell’s tax basis will carry over and become that of the Company’s. Estimated fair value adjustments included in the pro forma financial statements are based upon currently available information and certain assumptions considered reasonable, and may be revised as additional information becomes available and the purchase accounting adjustments are finalized.

(Dollars in thousands)	Number of Shares	Amount
Equity consideration
Common stock issued	2,610,304	$222,789

Total equity consideration		222,789
Non-Equity consideration
Cash		803,114

Total consideration paid		1,025,903
Fair value of net assets assumed including identifiable intangible assets		662,749

Goodwill		$363,154

The following table presents the pro forma purchase accounting adjustments to the Sabadell Historical assets and liabilities:

(Dollars in thousands)	Fair Value Adjustments
Assets
Cash and cash equivalents	$—
Investment securities	—
Loans, net of unearned income	46,966
Allowance for Credit Losses	44,544
Loss Share Asset	(57,219)
Core Deposit Intangible and Other Intangible Assets	68,522
Goodwill	363,154
Other Assets (including net deferred tax liabilities)	(32,267)

Net Fair Value Adjustments to Assets	$433,700

Liabilities
Deposits	$(300)
Other Liabilities	12,663

Net Fair Value Adjustments to Liabilities	$12,363

Core deposit and other intangible assets of $81.7 million are included in the pro forma adjustments separate from goodwill and amortized using the sum-of-the-years-digits method over seven years. When the actual amortization is recorded for periods following the merger closing, the straight line or sum-of-the-years-digits method will be used. Goodwill totaling $363.2 million is included in the pro forma adjustments and is not subject to amortization.

The pro forma purchase price allocation was based on an estimate of the fair market values of the tangible and intangible assets and liabilities of Sabadell. The Company has considered multiple factors in arriving at the estimated fair values which were based on a preliminary and limited review of the assets and liabilities of Sabadell to be acquired. These estimates are subject to change pending consummation of the Sabadell Acquisition and further review of the assets acquired and liabilities assumed. Generally accepted accounting principles in the United States require the purchase price allocation to be determined as of the date of the acquisition, and also permit adjustments to the purchase price allocation for Sabadell during the measurement period, which may be up to one year from the date of the acquisition. Therefore, the final fair value amounts recorded for the assets and liabilities of Sabadell as of the actual date of the Sabadell Acquisition may differ materially from the information presented in the pro forma financial information.

C. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information and present the impact of both this capital offering and the effect of the Sabadell Acquisition. All taxable adjustments were calculated using a 38.6% tax rate to arrive at income tax expense or deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change. In compiling these pro forma adjustments, the Company has relied upon the Call Report and financial information provided by Sabadell and in making pro forma adjustments related to certain contingent liabilities the Company has taken into account the indemnity provided by Banco Sabadell as a basis for presentation. To the extent pro forma ratios adjustments are presented for performance metrics based on an average balance sheet metric, average adjustments were calculated using simple averages of beginning and ending balance, except where an average was impacted by income or expense, in which case averages were not adjusted.

Pro forma credit ratios have not been adjusted, as the accounting for loans in a business combination requires the elimination of Sabadell’s allowance for loan losses and the accretion of interest income (to the extent a discount results from the loan portfolio’s valuation) on impaired loans. Refer to references (a) and (h) below.

(a) Net adjustments are presented in the table below:

	Purchase Accounting
Interest Income (Dollars in thousands)	Removal from Sabadell Historical	Adjustments Resulting from Acquisition	Total Net Impact
Securities—amortization/accretion of discounts/premiums	$(9,207)	$(6,334)	$2,873
Loans—amortization/accretion of discounts/premiums	26,744	13,019	(13,725)
Loss share asset—amortization	(15,309)	190	15,499
Other adjustments	1,876	(831)	(2,707)

Net Impact	$4,104	$6,044	$1,940

An estimated average life of 52 months was used to reflect the accretion of loan discounts from the interest rate fair value adjustment while assuming no changes in credit quality or prepayment speeds occurred during the pro forma income statement period. Additionally, the following other adjustments were made to: eliminate Sabadell’s amortization of its Loss Share Asset (see Note B above); adjust interest income on interest bearing deposits at other banks (at 45 bps) for the $323.6 million of cash on hand assumed to be used to fund a portion of the cash consideration paid to purchase Sabadell; and reduce its dividends on Federal Reserve Bank stock dividends to the statutorily required yield for banks greater than $10 billion.

(b) Net adjustments to decrease interest expense of $150 thousand for the year ended December 31, 2016 to record estimated amortization of premiums and accretion of discounts on acquired deposits of Sabadell.

(c) Net adjustments to non-interest expense are presented in the table below:

	Purchase Accounting
Non-interest expense (Dollars in thousands)	Removal from Sabadell Historical	Adjustments Resulting from Acquisition	Total Net Impact
Benefit from release of reserve for unfunded lending commitments	$(800)	$—	$800
Core deposit and other intangible asset amortization	4,032	20,422	16,390
Clawback liability expense	1,620	—	(1,620)
FDIC Insurance	3,237	3,737	500

Net Impact	$8,089	$24,159	$16,070

(d) Adjustment to income tax expense to record the income tax effect of pro forma adjustments at the estimated statutory tax rate of 38.6%.

(e) Adjustments to the weighted-average of shares of the Company’s common stock outstanding to record the estimated number of shares of common stock issued in the acquisition, assuming a price per share of $85.35 which represents the closing share price of the Company’s common stock on February 24, 2017. This number will vary depending on the actual offering price and underwriters’ discounts on this offering. The following table presents the number of shares issued in various share price scenarios.

		Share Price Scenario
	$80.35	$85.35	$90.35

Acquisition shares issued to Banco Sabadell	2,610,304	2,610,304	2,610,304
Shares issued in public offering	6,222,775	5,858,231	5,534,034

Total Shares Issued	8,833,079	8,468,535	8,144,338

The Company issued 3.6 million shares in December of 2016 for general corporate purposes, including to fund aquisitions. The Company has quantified the impact to the pro forma results presented above on the following ratios, assuming that the shares issued in December were issued on January 1, 2016 in connection with the Sabadell Acquisition. The pro forma EPS amount and dividend payout ratio presented above would be $4.10 per share and 34.06%, respectively, instead of the amounts shown, had these shares been issued as of January 1, 2016.

(f) The following table presents the pro forma adjustments to total assets.

Pro Forma Adjustments—Total Assets (Dollars in thousands)
Cash raised in offering, net of expenses	$479,500
Cash consideration paid	(803,114)
Loans, net of unearned income and allowance for loans losses	91,510
Loss share asset	(57,219)
Goodwill	363,154
Core deposit and other intangible assets	68,522
Deferred tax liability, net	(29,737)
Other assets	(2,530)

Total asset adjustments	$110,086

(g) Adjustments to cash and short-term investments to reflect cash of $323.6 million assumed to be used to fund a portion of the cash consideration paid to purchase Sabadell.

(h) Adjustments to loans, net of unearned income and allowance for loan losses, are presented in the table below:

	Purchase Accounting
	Removal from Sabadell Historical	Fair Value Adjustments	Total Net Impact
Loans net of unearned income and allowance for loan losses (Dollars in thousands)
Removal of allowance for loan losses	$44,544	$—	$44,544
Loan discount	102,703	(55,737)	46,966

Net Impact	$147,247	$(55,737)	$91,510

The estimated fair value adjustments to acquired loans consists of $51.2 million for credit deterioration and $4.5 million for current interest rates and liquidity. Adjustment also includes the elimination of Sabadell’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.

(i) Adjustment to securities classified as held-to-maturity to reflect estimated fair value of acquired investment securities is not material.

(j) Adjustments to goodwill to eliminate Sabadell goodwill of $76.6 million at acquisition date and record estimated goodwill associated with the acquisition of $439.8 million. Adjustments to other intangible assets to eliminate Sabadell’s core deposit and other intangible assets of $13.2 million and record estimated core deposit and other intangible assets associated with the acquisition of $81.7 million.

(k) Adjustment to deposits to reflect estimated fair value of acquired interest-bearing deposits.

(l) Adjustments to the Company’s common stock to eliminate Sabadell’s common stock and record the issuance of 8.5 million shares of the Company’s common stock to Banco Sabadell in the Sabadell Acquisition and the assumed net proceeds of this offering of $479.5 million, after estimated expenses and underwriting discounts. Adjustments also include eliminating remaining Sabadell equity balances of $615.2 million and include adjustments to retained earnings to reflect contractually obligated after-tax merger costs of $7.8 million.

(m) Adjustments for the issuance of 8,468,535 shares of the Company’s common stock at a price of $85.35 per share (before consideration of issuance costs).

(n) Reconciliations of GAAP to non-GAAP pro forma disclosures are included in the tables below:

Book value per share (GAAP)	$65.87
Effect of intangibles	(24.06)

Tangible book value per share (Non-GAAP)	$41.81

Return on Average Common Equity (GAAP)	5.68%
Effect of amortization of intangibles	3.61

Return on Average Tangible Common Equity (GAAP)	9.29%

Efficiency ratio (GAAP)	63.88%
Effect of tax benefit related to tax-exempt income	(0.78)
Effect of amortization of intangibles	(2.72)

Tangible efficiency ratio (TE) (Non-GAAP)	60.38%

(o) The common stock dividend payout ratio assumes that dividends were paid during the course of 2016 on the 2,610,304 shares issued to Banco Sabadell in the Sabadell Acquisition and the 5,858,231 shares assumed to be issued in this offering at the Company’s dividend rate of $1.40 per share for 2016.

(p) Adjustments to capital ratios assume that almost all fair value adjustments are risk weighted at 100%, except for the adjustment to the loss share asset of 20%. All risk weighting assumptions applied by Sabadell in its December 31, 2016 Call Report were unchanged.

D. Estimated Cost Savings and Merger Integration Costs

The Company expects to realize cost savings following the Sabadell Acquisition which are excluded from this pro forma analysis.

Merger- and integration-related costs are not included in the pro forma combined statements of income since such costs will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger- and integration-related costs are estimated to be $62.7 million pre-tax and include contract termination costs associated with information technology and other operating contracts, restructuring costs associated with severance and retention, and conversion costs.

Contractual costs of the Sabadell Acquisition are expected to be $12.0 million and include transaction advisory fees and legal costs. The proceeds from the issuance of shares in this offering have been reduced by estimates of underwriters’ discounts and legal, accounting and other fees.

RISK FACTORS

Investing in shares of our common stock involves significant risks, including the risks described below. You should carefully consider the following information about these risks, together with the other information contained in this prospectus supplement and the information incorporated by reference into this prospectus supplement before purchasing shares of our common stock. The risks that we have highlighted here are not the only ones that we face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. In addition, there are risks beyond our control. If any of these risks actually occurs, our business, financial condition or results of operations could be negatively affected. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Risks Related to the Sabadell Acquisition

There are material limitations with Sabadell’s selected unaudited consolidated financial data for the year ended December 31, 2016 prior to the completion of Sabadell’s auditors’ financial audit procedures for such period.

Sabadell’s selected unaudited consolidated financial data for the year ended December 31, 2016 contained in this prospectus supplement under “Prospectus Supplement Summary—Recent Developments” and “Summary Unaudited Pro Forma Combined Condensed Consolidated Financial Information Relating to the Sabadell Acquisition” are not comprehensive statements of Sabadell’s financial results for the year ended December 31, 2016 and have not been audited by Sabadell’s independent public accounting firm. Sabadell’s audited consolidated financial statements for the year ended December 31, 2016 will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. Sabadell’s actual financial results for the year ended December 31, 2016 may differ materially from the selected unaudited consolidated financial data we have provided as a result of the completion of Sabadell’s financial closing procedures, final adjustments and other developments arising between now and the time that Sabadell’s financial results for the year ended December 31, 2016 are finalized. The selected unaudited consolidated financial data for Sabadell for the fiscal year ended December 31, 2016 included herein have been prepared by, and are the responsibility of, Sabadell’s management. PricewaterhouseCoopers LLP, Sabadell’s independent public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to such selected unaudited consolidated financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

The actual financial positions and results of operations of the combined company may differ materially from the unaudited pro forma financial data included in this prospectus supplement.

The pro forma financial information contained in this prospectus supplement is presented for illustrative purposes only and may not be an indication of what our financial position or results of operations would have been had the Transactions been completed on the dates indicated. The pro forma financial information has been derived from the audited historical financial statements of the Company and the unaudited historical financial statements of Sabadell, and certain adjustments and assumptions have been made regarding the combined businesses after giving effect to the Transactions. The assets and liabilities of Sabadell have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial condition and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the closing. Any potential decline in our financial condition or results of operations may cause significant variations in the price of our common stock.

If the proposed acquisition is not completed, the value of our common stock could be materially adversely affected.

The Sabadell Acquisition is subject to customary conditions to closing. In addition, the parties may terminate the Purchase Agreement under certain circumstances. If the Sabadell Acquisition is not completed, the market price of our common stock may be affected. Further, whether or not the Sabadell Acquisition is completed, we will also be obligated to pay certain investment banking, legal and accounting fees and related expenses in connection therewith, which could negatively impact our results of operations when incurred. If the Sabadell Acquisition is not completed, additional risks may materialize that materially adversely affect our business, results of operations and common stock price.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the Sabadell Acquisition may be completed, various approvals or waivers must be obtained from bank regulatory authorities, including the Federal Reserve and Louisiana Office of Financial Institutions. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of or require changes to the terms of the Sabadell Acquisition. Such conditions or changes and the process of obtaining regulatory approvals or waivers could have the effect of delaying completion of the Sabadell Acquisition or of imposing additional costs or limitations on us following the completion of the Sabadell Acquisition. The regulatory approvals or waivers may not be received at all, may not be received in a timely fashion or may contain conditions on the completion of the acquisition that are burdensome, not anticipated or cannot be met. If the completion of the Sabadell Acquisition is delayed, including by a delay in receipt of necessary governmental approvals or waivers, each of the Company’s and Sabadell’s business, financial condition and results of operations may be materially adversely affected.

The Company will be subject to business uncertainties while the Sabadell Acquisition is pending.

Uncertainty about the effect of the Sabadell Acquisition on employees and customers may have an adverse effect on Sabadell and consequently on the Company. These uncertainties may impair Sabadell’s ability to attract, retain and motivate key personnel until the Sabadell Acquisition is completed, and could cause customers and others that deal with Sabadell to seek to change existing business relationships with Sabadell. Retention of certain employees may be challenging during the pendency of the Sabadell Acquisition, as employees may experience uncertainty about their future roles with the Company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Company, the Company’s business following the Sabadell Acquisition could be impacted.

We may be unable to successfully integrate Sabadell’s operations and retain its key employees.

We and Sabadell have operated and, until the completion of the Sabadell Acquisition, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect our ability to maintain relationships with Sabadell’s customers, depositors and employees and our ability to achieve the anticipated benefits of the acquisitions. Integration efforts between the Company and Sabadell will also divert management attention and resources. These integration matters could have an adverse effect on the Company and Sabadell during the transition period and on the combined company after the completion of the proposed acquisition, and no assurance can be given that the operation of the combined company will not adversely affect our existing profitability, that we will be able to achieve results in the future similar to those achieved by our existing banking business, or that we will be able to manage any growth resulting from the Sabadell Acquisition effectively.

We may fail to realize all of the anticipated benefits of the Sabadell Acquisition.

The success of the proposed acquisition will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining our business with the business of Sabadell. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the Sabadell Acquisition may not be realized fully or at all or may take longer to realize than expected.

We will incur significant transaction and acquisition-related integration costs in connection with the Sabadell Acquisition.

We expect to incur significant costs associated with completing the Sabadell Acquisition and integrating Sabadell’s operations and are continuing to assess the impact of these costs. Although we believe that the elimination of duplicate costs, as well as the realization of other efficiencies related to the integration of Sabadell’s business, will offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The market price of our common stock after the completion of the Sabadell Acquisition may be affected by factors different from those currently affecting our shares.

The businesses and current markets of the Company and Sabadell differ and, accordingly, the results of operations of the Company and the market price of our common stock after the Sabadell Acquisition may be affected by factors different from those currently affecting our independent results. For example, while the Company currently operates primarily in seven states (Louisiana, Arkansas, Tennessee, Alabama, Texas, Florida and Georgia), Sabadell’s operations are concentrated in Florida, with all of Sabadell’s branch and loan production offices being in Florida and approximately 95% of its deposits originating in the Miami-Fort Lauderdale-West Palm Beach metropolitan statistical area. After giving effect to the Sabadell Acquisition, Florida will become the Company’s largest state by deposits.

Changes in geographic concentration, loan mix and client base present different risks. The success of the proposed acquisition will depend, in part, on our ability to manage those risks.

Completion of the Sabadell Acquisition is subject to certain conditions, and if these conditions are not satisfied or waived, the Sabadell Acquisition will not be completed.

The obligations of the Company and Sabadell to complete the Sabadell Acquisition are subject to satisfaction or waiver (if permitted) of a number of conditions, including the receipt of necessary regulatory approvals. The satisfaction of all of the required conditions could delay the completion of the Sabadell Acquisition for a significant period of time or prevent it from occurring. Any delay in completing the Sabadell Acquisition could cause the combined company not to realize some or all of the benefits that the combined company expects to achieve if the Sabadell Acquisition is successfully completed within its expected time frame. Further, there can be no assurance that the conditions to the closing of the Sabadell Acquisition will be satisfied or waived or that the Sabadell Acquisition will be completed. In addition, the Company, Banco Sabadell or Sabadell may terminate the Purchase Agreement under certain circumstances.

Risks Relating to the Offering and Our Common Stock

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

There can be no assurance of whether or when we may pay dividends in the future. Cash available to pay dividends to our shareholders is derived primarily, if not entirely, from dividends paid to us from our subsidiaries. Cash available to pay dividends to our shareholders is derived primarily from dividends paid to us from our subsidiary bank, IBERIABANK. The ability of our subsidiary bank to pay dividends to us as well as our ability to pay dividends to our shareholders is limited by regulatory and legal restrictions and the need to maintain sufficient consolidated capital. We may also decide to limit the payment of dividends even when we have the legal ability to pay them in order to retain earnings for use in our business. Further, any lenders making loans to us may impose financial covenants that may be more restrictive than regulatory requirements with respect to the payment of dividends.

We are prohibited from paying dividends on our common stock if the required payments on our subordinated debentures have not been made. Additionally, dividends on our common stock could be adversely impacted if dividend payments on our preferred stock have not been made.

Although we have paid cash dividends on shares of our common stock in the past, we may not pay cash dividends on shares of our common stock in the future.

Holders of shares of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such purpose. We have a history of paying dividends to our shareholders. However, future cash dividends will depend upon our results of operations, financial condition, cash requirements, the need to maintain adequate capital levels, the need to comply with safe and sound banking practices as well as meet regulatory expectations, and other factors, including the ability of our subsidiaries to make distributions to us, which ability may be restricted by statutory, contractual or other constraints. There can be no assurance that we will continue to pay dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution.

The value of your investment may be subject to sudden decreases due to the volatility of the price of our common stock.

The market price of our common stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including, but not limited to, the factors discussed in other risk factors and the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in interest rates;

•	changes in the legal or regulatory environment in which we operate;

•	press releases, announcements or publicity relating to us or our competitors or relating to trends in our industry;

•	changes in expectations as to our future financial performance, including financial estimates or recommendations by securities analysts and investors;

•	future sales of our common stock;

•	changes in economic conditions in our marketplace, general conditions in the U.S. economy, financial markets or the banking industry; and

•	other developments affecting our competitors or us.

The trading history of our common stock is characterized by modest trading volume. Our common stock trades on NASDAQ. During the year ended December 31, 2016, the average daily trading volume of our common stock was 351,486.9 shares. We cannot predict the extent to which investor interest in us will lead to a more active trading market in our common stock or how much more liquid that market might become. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of our common stock at any given time, which presence is dependent upon the individual decisions of investors, over which we have no control.

These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance, and could prevent our shareholders from selling common stock at or above the public offering price. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock, regardless of our trading performance.

In the past, shareholders often have brought securities class action litigation against a company following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future, which could result in substantial costs and divert management’s attention and resources.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets and the availability of those shares for sale could adversely affect the market price of our common stock. In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the interests of our existing stockholders, including you, and could cause the market price of our common stock to decline. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock units, phantom shares, stock appreciation rights, options or warrants to purchase our common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

Our common stock is subordinate to our existing and future indebtedness.

Shares of our common stock are equity interests and do not constitute indebtedness of the Company. This means that shares of the common stock rank junior to all our existing and future indebtedness and our other non-equity claims with respect to assets available to satisfy claims against us, including claims in the event of our liquidation. We are prohibited from paying dividends on any of our capital stock if the required payments on our subordinated debentures or preferred stock have not been made.

Our common stock is subordinate to our existing and future preferred stock.

The Company has outstanding Series B and Series C preferred stock that is senior to the common stock and could adversely affect the ability of the Company to declare or pay dividends or distributions of common stock. Under the terms of the Series B and Series C preferred stock, the Company is prohibited from paying dividends on its common stock unless all full dividends for the latest dividend period on all outstanding shares of Series B and Series C preferred stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. Furthermore, if the Company experiences a material deterioration in its financial condition, liquidity, capital, results of operations or risk profile, the Company’s regulators may not permit it to make future payments on its Series B or Series C preferred stock, thereby preventing the payment of dividends on the common stock.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our common stock. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Our management has broad discretion over the use of proceeds from this offering.

Our management has significant flexibility in applying the proceeds that we receive from this offering. Although we have indicated our intent to use the proceeds from this offering is to provide capital support for the growth of IBERIABANK, including in connection with the Sabadell Acquisition, to pay related fees and expenses and for other general corporate purposes, our management retains significant discretion with respect to the use of proceeds. This offering is not contingent on us closing the Sabadell Acquisition and if we are unable to close the Sabadell Acquisition, our management will use any proceeds of this offering for general corporate purposes. The proceeds of this offering may be used in a manner which does not generate a favorable return for us. We may use the proceeds to fund future acquisitions of other businesses. In addition, if we use the funds to acquire other businesses, there can be no assurance that any business we acquire would be successfully integrated into our operations or otherwise perform as expected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference into it that are subject to risks and uncertainties. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often are identifiable by the use of the words “estimate,” “goal,” “assess,” “project,” “pro forma,” “believe,” “intend,” “plan,” “anticipate,” “expect,” “target,” “objective,” “assumption,” and similar words.

These forward-looking statements include:

•	statements of our goals, intentions, and expectations;

•	estimates of risks and of future costs and benefits;

•	expectations regarding our future financial performance, including as a result of the Sabadell Acquisition;

•	assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs;

•	assessments of liquidity, off-balance sheet risk, and interest rate risk;

•	statements of our ability to achieve financial and other goals; and

•	statements related to expected returns and other benefits of the mergers.

These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations and accounting principles; our ability to close the Sabadell Acquisition and realize the full strategic and financial benefits that we expect and a variety of other matters. These other matters include, among other things, the direct and indirect effects of the subprime, consumer lending and credit market issues on interest rates, credit quality, loan demand, liquidity, monetary and supervisory policies of banking regulators, legislative and regulatory proposals and changes, and risks related to our operational, technological and organizational infrastructure. Because of these uncertainties, actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past growth and performance do not necessarily indicate our future results. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” section beginning on page S-17 of this prospectus supplement and the “Risk Factors” sections contained in our reports to the SEC that are incorporated by reference into this prospectus.

The cautionary statements in this prospectus supplement and the accompanying prospectus, and any documents incorporated by reference herein or therein also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this prospectus supplement and the prospectus, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

USE OF PROCEEDS

We estimate that the net proceeds for this offering will be approximately $485,048,000.00 (or approximately $533,652,800.00 if the underwriters exercise their option in full) after deducting estimated expenses and underwriting discounts. We intend to use the net proceeds of this offering of common stock to fund a portion of the approximately $803.1 million in cash consideration payable in connection with the Sabadell Acquisition and to pay related fees and expenses.

This offering is not conditioned on the closing of the Sabadell Acquisition, and we cannot assure you that the Sabadell Acquisition will be completed. If the Sabadell Acquisition is not completed we intend to use the net proceeds of this offering of common stock for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of:

•	December 31, 2016 on an actual basis;

•	December 31, 2016 on an adjusted basis to give effect to the sale of an assumed $500.0 million of our common stock (assuming the underwriters do not exercise their option to purchase additional shares) in this offering, and after deducting the underwriting discounts and estimated offering expenses, but without giving effect to the Sabadell Acquisition; and

•	December 31, 2016 on a further adjusted basis to give effect to the Sabadell Acquisition.

	As of December 31, 2016
	Actual	As Adjusted	As Further Adjusted
	(Dollars in thousands except share data)
Long-Term Debt
Federal Home Loan Bank notes, 0.864% to 7.040%	$480,118	$480,118	$480,118
Notes payable—Investment fund contribution, 7 to 40 year term, 0.50% to 3.60% fixed	28,725	28,725	28,725
Junior subordinated debt	120,110	120,110	120,1110

Long-term debt	$628,953	$628,953	$628,953

Shareholders’ Equity
Preferred stock, $1.00 par value; authorized 5,000,000 shares
6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, liquidation preference $10,000 per share; 8,000 shares issued, actual and 8,000 shares issued, as adjusted	$76,812	$76,812	$76,812
6.60 % Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C, liquidation preference $10,000 per share; 5,750 shares issued, actual, and 5,750 shares issued, as adjusted	55,285	55,285	55,285
Common stock, $1 par value - 100,000,000 shares authorized; 44,795,386 shares issued and outstanding	44,795	50,654	53,264
Additional paid-in capital	2,084,446	2,558,088	2,776,856
Retained earnings	704,391	704,391	704,391
Accumulated other comprehensive income (loss)	(26,035)	(26,035)	(26,035)
Total shareholders’ equity	$2,939,694	$3,419,195	$3,640,573

Total capitalization	$3,568,647	$4,048,148	$4,269,526

PRICE RANGE OF COMMON STOCK AND DIVIDENDS DECLARED

Our common stock is listed on NASDAQ under the symbol “IBKC”. Set forth below are the high and low closing prices for our common stock as reported by the NASDAQ for the two most recently completed fiscal years and the period from January 1, 2016 through February 24, 2017 of the current fiscal year. Also set forth below are dividends declared per share in each of these periods:

	High	Low	Dividend Declared
2015
First Quarter	$62.85	$52.18	$0.34
Second Quarter	$68.75	$59.02	$0.34
Third Quarter	$67.90	$54.94	$0.34
Fourth Quarter	$63.80	$51.01	$0.34
2016
First Quarter	$53.61	$41.43	$0.34
Second Quarter	$63.00	$47.32	$0.34
Third Quarter	$69.55	$55.97	$0.36
Fourth Quarter	$90.10	$64.75	$0.36
2017
First Quarter (through February 24, 2017)	$86.30	$79.85	$—

On February 24, 2017, the closing price for our common stock as reported on the NASDAQ was $85.35. As of February 24, 2017, there were approximately 2,703 holders of our common stock.

The timing and amount of future dividends are at the discretion of our board of directors and will depend upon our consolidated earnings, financial condition, liquidity and capital requirements, the amount of cash dividends paid to us by our subsidiaries, applicable government regulations and policies and other factors considered relevant by our board of directors. Capital distributions, including dividends, by our subsidiaries such as IBERIABANK are subject to restrictions tied to such institution’s earnings. For a description of these restrictions, see the section of our Annual Report on Form 10-K for the year ended December 31, 2016 entitled “Supervision and Regulation,” which is incorporated by reference herein.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an Internal Revenue Service (“IRS”) Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with an IRS Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussions of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a

30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING/CONFLICTS OF INTEREST

We have entered into an underwriting agreement, dated March 1, 2017, with the underwriters named below, for whom Goldman, Sachs & Co. and UBS Securities LLC are acting as representatives. In the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name below.

Underwriter	Number of Shares of Common Stock
Goldman, Sachs & Co.	2,173,529
UBS Securities LLC.	2,173,529
Merrill Lynch, Pierce, Fenner & Smith Incorporated	269,684
Keefe Bruyette & Woods, Inc..	269,684
Sandler O’Neill & Partners, L.P.	269,684
Citigroup Capital Markets Inc.	157,315
IBERIA Capital Partners L.L.C.	157,315
Jefferies LLC	157,315
Raymond James & Associates, Inc.	157,315
Stephens Inc.	157,315
Wells Fargo Securities LLC	157,315

Total	6,100,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase all shares of our common stock, are several and not joint. Those obligations are also subject to the satisfaction of the conditions contained in the underwriting agreement.

The underwriters have agreed to purchase and pay for all of the shares of common stock being offered by this prospectus, if any such shares of common stock are purchased. However, the underwriters are not obligated to purchase or pay for the shares of common stock covered by the underwriters’ option described below, unless and until they exercise this option. In the event of a default by any underwriter, the underwriting agreement provides that, in certain circumstances, non-defaulting underwriters may increase their purchase commitments, or the underwriting agreement may be terminated.

The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel, or modify this offering and to reject orders in whole or in part.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Option to Purchase Additional Shares

We have granted to the underwriters an option to purchase up to an aggregate 610,000 of additional shares of our common stock at the public offering price, less the underwriting discount and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option, in whole or in part, from time to time for a period of 30 days from the date of this prospectus. If the underwriters exercise this option, each underwriter will be obligated, subject to the conditions in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to the number of shares reflected next to such underwriter’s name in the table above relative to the total number of shares reflected in such table.

Underwriting Discount and Commissions and Expenses

The underwriters propose to offer shares of our common stock directly to the public at the price set forth on the cover page of this prospectus supplement. If all of the shares of our common stock are not sold at the public offering price, the representatives of the underwriters may change the public offering price and the other selling terms. Sales of shares of our common stock made outside of the U.S. may be made by affiliates of the underwriters.

The following table shows the per share and total public offering price, underwriting discount and commissions, and proceeds to us before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 610,000 additional shares of common stock.

	Per Share	No Exercise	Full Exercise
Purchase Price	$83.00	$506,300,000.00	$556,930,000.00
Underwriting discount and commissions to be paid by us(1)	$3.32	$20,252,000.00	$22,277,200.00
Proceeds to us, before expenses	$79.68	$486,048,000.00	$534,652,800.00

(1)	Any shares of our common stock sold by the underwriters to securities dealers may be sold at a discount of up to $1.743 per share from the public offering price.

Our offering expenses, not including the underwriting discount and commissions, are estimated to be approximately $1.0 million.

NASDAQ Global Select Market Listing

The shares of our common stock have been approved for listing and will be eligible for trading on the Nasdaq Global Select Market under the symbol “IBKC”.

Lock-Up Agreements

We, our executive officers and our directors are entering into lock-up agreements with the underwriters. Under these agreements, we and each of these persons will agree, except in the case of this offering of our common stock and subject to certain other specified exceptions, for a period of 60 days after the date of the underwriting agreement, not to engage in the following activities without the prior written consent of the representatives, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, hypothecate, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition, or exercise any right with respect to the registration thereof, or file or cause to be filed any registration statement under the Securities Act, with respect to any of the foregoing, (ii) enter into any swap, hedge, or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of the shares of our common stock, whether any such swap, hedge or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise; or (iii) publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement.

These restrictions will be in effect for a period of 60 days after the date of the underwriting agreement. At any time and without public notice, the representatives may, in their sole judgment, waive or release all or some of the securities from these lock-up agreements.

Indemnification and Contribution

Under the terms of the underwriting agreement, we have agreed to indemnify the underwriters and their affiliates, selling agents and control persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and purchases to cover positions created by short sales in accordance with Regulation M under the Exchange Act.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales” or “naked short sales.” In a covered short position, the number of excess shares sold by an underwriter, if any, are not greater than the number of shares of common stock that they may purchase in the option. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock in the underwriter’s option, if any.

The underwriters may close out any covered short position either by exercising, in whole or in part, their option, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the purchase option described above. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may engage in syndicate covering transactions, which are transactions that involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared with the price at which the underwriters may purchase shares of common stock through exercise of the option, if any.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of our common stock and extending through the completion of the distribution of this offering. A passive market maker must generally display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, the passive market maker may continue to bid and effect purchases at a price exceeding the then highest independent bid until specified purchase limits are exceeded, at which time such bid must be lowered to an amount no higher than the then highest independent bid. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and selling shareholders engaged in passive market making are not required to engage in passive market making and may end passive market making activities at any time.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation, and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals, and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees, and expense reimbursement. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Conflicts of Interest

IBERIA Capital Partners L.L.C., our wholly owned subsidiary, is one of the underwriters of this offering and will share in the underwriters’ discounts and commissions. In addition, at our request, the underwriters have allotted 10,000 shares of common stock for sale at the public offering price to persons having business relationships with us (other than directors and executive officers) who are clients of IBERIA Capital Partners L.L.C., and IBERIA Capital Partners L.L.C. will receive a brokerage commission of $1.743 per each of the 10,000 allotted shares sold. The number of shares available for sale to the general public will be reduced to the extent that these persons purchase the allotted shares. Any allotted shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as all other shares offered. No allotted shares will be purchased by our directors or executive officers. The offering of shares will conform to the requirements of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. IBERIA Capital Partners L.L.C. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

Goldman, Sachs & Co. and UBS Securities LLC, each an underwriter in the offering, are also providing advisory services to the Company in respect of the Sabadell Acquisition and will receive cash advisory fees in connection with such engagement. Keefe Bruyette & Woods, Inc., an underwriter in the offering, is also providing advisory services to Banco Sabadell in respect of the Sabadell Acquisition and will receive cash advisory fees in connection with such engagement.

Selling Restrictions

Canada

The common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of common stock which is the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such common stock to the public in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities and other persons to whom it may lawfully be communicated falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as “Relevant Persons.” The common stock is only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s website at www.sec.gov and our website described below.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s and our websites.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of securities by means of this prospectus supplement and the accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporated by reference into this prospectus supplement and the accompanying prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2016;

•	our Current Report on Form 8-K dated February 28, 2017; and

•	the description of our common stock, which is registered under Section 12 of the Exchange Act, contained in our registration statement on Form 8-A, filed on March 28, 1995.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and the accompanying prospectus and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Sabadell files Call Reports with the FDIC. Publicly available portions of Sabadell’s Call Reports are available upon request from the FDIC, 801 17th Street, N.W., Washington, D.C., 20434, Attention: Public Information Center. Sabadell’s Call Reports are also available on the website of the Federal Financial Institutions Examinations Council at https://cdr.ffiec.gov/public/. For the avoidance of doubt, Sabadell’s Call Reports, including the information contained therein, are not included or incorporated by reference into this prospectus supplement or the accompanying prospectus. You should not consider Sabadell’s Call Reports part of this prospectus supplement or the accompanying prospectus.

AVAILABLE INFORMATION

Our filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments thereto, are available on our website as soon as reasonably practicable after the reports are filed with or furnished to the SEC. Copies can be obtained free of charge in the “Investor Relations” section of our website at www.iberiabank.com. Our SEC filings are also available through the SEC’s website at www.sec.gov. Copies of these filings are also available by writing the Company at the following address:

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

Attention: Robert B. Worley, Jr., Secretary

(337) 521-4003

The information on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon by Robert B. Worley, Jr., Executive Vice President, Corporate Secretary and General Counsel of IBERIABANK Corporation. Certain other legal matters in connection with the offering will be passed upon for the company by Simpson Thacher & Bartlett LLP. Certain legal matters in connection with the offering will be passed upon for the underwriters by Sullivan & Cromwell LLP.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016 included in our Annual Report on Form 10-K and the effectiveness of our internal control over financial reporting as of December 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock

Serial Preferred Stock

Depositary Shares

Rights

Warrants

Units

The securities listed above may be offered and sold by us and/or by one or more selling security holders to be identified in the future. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any shares of securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. See “About This Prospectus.”

Our common stock is listed on the Nasdaq Global Select Market under the symbol “IBKC”.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors ” in our most recent Annual Report on Form 10-K and in each subsequently filed Quarterly Report on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities are not savings accounts, deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any governmental agency.

The date of this prospectus is March 4, 2015.

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or delayed offering process. By using a shelf registration statement, we may, from time to time, sell any or all of these securities or any combination of rights, units, warrants, preferred stock, depositary shares and common stock, in one or more offerings. The preferred stock, warrants, and rights may be convertible into or exercisable or exchangeable for our common or preferred stock or our other securities or debt or equity securities of one or more other entities.

This prospectus provides you with a general description of the securities we may offer. Each time we offer and sell any of these securities we will provide a prospectus supplement that contains specific information about the terms of that offering. The supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and each prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our securities, you should carefully read both this prospectus and each applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement may be read at the SEC’s internet website at http://www.sec.gov or at its office mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and have incorporated by reference, is accurate as of the date of the front cover of this prospectus only. Our business, financial condition, results of operations, and prospects may have changed since that date.

When used in this prospectus, the terms “IBERIABANK Corporation,” “we,” “our” and “us” refer to IBERIABANK Corporation and its consolidated subsidiaries, including IBERIABANK, unless otherwise specified or the context otherwise requires.

RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein or therein. Additional risks and uncertainties not known to us at this time or that we currently deem immaterial may also materially and adversely affect our business operations and prospects.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov and our website described below.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus and any prospectus supplement. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s and our internet websites.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus and a prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporated by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 2, 2015 (File No. 000-25756);

•	Current Reports on Form 8-K filed on January 28, 2015, January 29, 2015, February 2, 2015, February 26, 2015 and March 2, 2015, except to the extent any such information is deemed furnished;

•	Definitive Proxy Statement on Schedule 14A, filed on February 27, 2015; and

•	The description of IBERIABANK Corporation’s common stock contained in our Registration Statement on Form 8-A, filed on March 28, 1995, and any amendment or report filed for the purpose of updating this description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Documents incorporated by reference are available from IBERIABANK Corporation, without charge, excluding all exhibits other than exhibits that have been specifically incorporated by reference into this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

IBERIABANK Corporation

200 West Congress Street

Lafayette, Louisiana 70501

Attention: Robert B. Worley, Jr., Secretary

(337) 521-4003

www.iberiabank.com (“Investor Relations” tab)

The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any prospectus supplement.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus, the documents incorporated by reference into it, and any prospectus supplements that are subject to risks and uncertainties. We intend these statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often are identifiable by the use of the words “estimate,” “goal,” “assess,” “project,” “pro forma,” “believe,” “intend,” “plan,” “anticipate,” “expect,” “target,” “objective,” “assumption,” and similar words.

These forward-looking statements include:

•	statements of our goals, intentions, and expectations;

•	estimates of risks and of future costs and benefits;

•	expectations regarding our future financial performance;

•	assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs;

•	assessments of liquidity, off-balance sheet risk, and interest rate risk;

•	statements of our ability to achieve financial and other goals; and

•	statements related to expected returns and other benefits of the mergers.

These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations and accounting principles; and a variety of other matters. These other matters include, among other things, the direct and indirect effects of the subprime, consumer lending and credit market issues on interest rates, credit quality, loan demand, liquidity, monetary and supervisory policies of banking regulators, legislative and regulatory proposals and changes, and risks related to our operational, technological and organizational infrastructure. Because of these uncertainties, actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past growth and performance do not necessarily indicate our future results. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” sections contained in our reports to the SEC.

The cautionary statements in this prospectus, any accompanying prospectus supplement, and any documents incorporated by reference also identify important factors and possible events that involve risk and uncertainties that could cause our actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made. We do not intend, and undertake no obligation, to update or revise any forward-looking statements contained in this prospectus or any prospectus supplement, whether as a result of differences in actual results, changes in assumptions or changes in other factors affecting such statements, except as required by law.

OUR COMPANY

IBERIABANK Corporation, a Louisiana corporation, is a financial holding company with 294 combined locations, including 202 bank branch offices in Louisiana, Arkansas, Florida, Alabama, Tennessee, and Texas, 23 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 57 locations in 10 states. As of December 31, 2014, we had consolidated assets of $15.8 billion, total deposits of $12.5 billion and shareholders’ equity of $1.9 billion.

Our principal executive office is located at 200 West Congress Street, Lafayette, Louisiana, and our telephone number at that office is (337) 521-4003. Our website is located at www.iberiabank.com.

We are the holding company for IBERIABANK, a Louisiana banking corporation headquartered in Lafayette, Louisiana; Lenders Title Company, a title insurance and closing services agency; IBERIA Capital Partners L.L.C., a corporate finance services firm; IB Aircraft Holdings, LLC, a holding company for our fractional investment in an aircraft, 1887 Leasing, LLC, a holding company for our investment in a separate aircraft, IBERIA Asset Management, Inc., which provides wealth management and trust services to high net worth individuals, pension funds, corporations and trusts; and IBERIA CDE, L.L.C., which invests in purchased tax credits.

IBERIABANK offers traditional commercial bank products and services to our clients. These products and services include a broad array of commercial, consumer, mortgage, and private banking products and services, cash management, deposit and annuity products and investment brokerage services. Certain of our non-bank subsidiaries engage in financial services-related activities, including brokerage services, sales of variable annuities, life, health, dental and accident insurance products, and wealth management services.

IBERIABANK Mortgage Company, a wholly-owned subsidiary of IBERIABANK, offers one-to-four family residential mortgage loans in Louisiana, Arkansas, Alabama, Tennessee, Mississippi,Texas, Missouri, Georgia, Florida and Idaho.

USE OF PROCEEDS

We intend to use the net proceeds from sales of our securities as set forth in the applicable prospectus supplement or pricing supplement relating to a specific issuance of securities. Our general corporate purposes may include:

•	financing possible acquisitions of failed institutions from the Federal Deposit Insurance Corporation;

•	financing possible acquisitions of other financial institutions in negotiated transactions;

•	financing acquisitions of branches from other financial institutions in negotiated transactions;

•	financing acquisitions of other businesses that are related to banking, or diversification into other banking-related businesses;

•	extending credit to, or funding investments in, our subsidiaries;

•	repurchasing our outstanding capital stock; and

•	repaying, reducing or refinancing indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund our subsidiaries, to finance acquisitions or otherwise. We intend to use the net proceeds from sales of the securities in the manner and for the purpose set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

Our consolidated ratio of earnings to fixed charges and preference dividends for each of the five fiscal years ended December 31, 2014, are as follows:

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges and preferred dividends:
Including interest on deposits	4.14	2.72	2.65	1.86	1.60
Excluding interest on deposits	13.07	8.29	8.45	7.12	4.62

For purposes of calculating the ratios, earnings are the sum of:

•	income before tax expense; and

•	fixed charges.

For purposes of calculating the ratios, fixed charges are the sum of:

•	interest and debt expenses, including interest on deposits, and, in the second alternative shown above, excluding interest on deposits; and

•	that portion of net rental expense deemed to be the equivalent to interest on long-term debt.

We had no shares of preferred stock outstanding on December 31, 2014. No shares of preferred stock are currently outstanding.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary is a description of the material terms of IBERIABANK Corporation’s capital stock. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the Louisiana Business Corporation Act, or the LBCA, and the articles of incorporation and bylaws of IBERIABANK Corporation, each as amended. You are urged to read those documents carefully. Copies of the articles of incorporation of IBERIABANK Corporation and the bylaws of IBERIABANK Corporation are incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 1.

Authorized Capitalization

As of the date of this prospectus, our authorized capital stock consists of:

•	50,000,000 shares of common stock, par value $1.00 per share; and

•	5,000,000 shares of serial preferred stock, par value $1.00 per share.

Our Board of Directors has called a Special Meeting of Shareholders to be held on March 31, 2015, to consider and vote upon an amendment to our articles of incorporation to increase our authorized common stock to 100,000,000 shares.

As of February 20, 2015, there were 33,560,780 shares of our common stock outstanding and approximately 2,299 holders of record of our common stock. As of that date, no shares of our preferred stock were outstanding.

Common Stock

Voting Rights. Holders of common stock are entitled to one vote per share on all matters submitted for action by the shareholders. The holders of common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of more than 50% of the shares of common stock can, if they choose to do so, elect all the directors. In such event, the holders of the remaining shares of common stock would not be able to elect any directors.

Dividend Rights. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. In addition, the terms of the Company’s outstanding junior subordinated debt securities prohibit it from declaring or paying any dividends or distributions on outstanding capital stock, or purchasing, acquiring or making a liquidation on such stock, if the Company has elected to defer interest payments on such debt.

Liquidation Rights. Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, holders of our common stock would be entitled to receive ratably assets available for distribution to shareholders after payment of liabilities and accumulated and unpaid dividends and liquidation preferences on outstanding preferred stock, if any.

Other Matters. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock, including the shares of common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by shareholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may increase or decrease, except where otherwise provided in the preferred stock designation, and not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price(s), if any, for shares of the series;

•	the terms and amounts of any sinking fund relating to the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, and, if so, the specification of the other class or series or other security, the conversion price(s) or rate(s), any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which a conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting right, if any, of the holders of the series.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain provisions that may have an anti-takeover effect.

Classified Board of Directors

Our articles of incorporation provide that our board of directors is divided into three classes of directors, with the three classes to be as nearly equal in number as possible. The members of each class serve for a three-year term. As a result, approximately one-third of our board of directors are elected each year.

Removal of Directors; Vacancies

Our articles of incorporation provide that directors may be removed without cause but only upon the affirmative vote of not less than 75% of the total votes eligible to be cast by shareholders at a duly constituted meeting of shareholders called expressly for that purpose, and may be removed with cause by an affirmative vote of not less than a majority of the total votes eligible to be cast by shareholders. In addition, our articles of incorporation provide that any vacancies on our board of directors shall be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our articles of incorporation provide that a shareholder seeking to bring business before an annual meeting of shareholders or nominate candidate(s) for election as director must provide timely notice of the proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 60 days prior to the first anniversary of the previous year’s annual meeting. Our articles of incorporation also specify requirements as to the form and content of a shareholder’s notice.

No Cumulative Voting

Our articles of incorporation provide that our shareholders are not entitled to the right to cumulate votes in the election of directors.

Amendment of Articles of Incorporation and Bylaws

No amendment to our articles of incorporation may be made unless it is first approved by a majority of the board of directors and thereafter by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of any preferred stock, if then issued and outstanding, as may be required by the provisions thereof. The affirmative vote of the holders of at least 75% of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of any preferred stock, if then issued and outstanding and as may be required by the provisions thereof, is required to amend charter provisions relating to the number, nomination, election and removal of directors, preemptive rights, personal liability, indemnification, advancement of expenses and other rights of officers, directors, employees and agents; meetings of shareholders and shareholder proposals; and amendment of the articles and bylaws.

Our articles of incorporation provide that the board of directors or shareholders may amend the bylaws. Action by the board requires the affirmative vote of a majority of the directors then in office. Action by the shareholders requires the affirmative vote of a majority of the shares, as well as any additional vote of preferred stock, if then issued and outstanding; provided that the affirmative vote of 75% of the shares is required to amend bylaws relating to meetings of the board of directors.

Authorized but Unissued Capital Stock

Generally, the LBCA does not require shareholder approval for an issuance of authorized shares. However, the LBCA does require shareholder approval of non-cash share issuances in excess of 20% of a corporation’s total voting power on a pre-transaction basis. In addition, the listing requirements of the NASDAQ Stock Market, which would apply so long as our common stock were listed on such Market, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock, but not a public offering of common stock for cash.

These additional shares may be used for a variety of corporate purposes, including future public or private offerings, to raise additional capital or to facilitate acquisitions.

The Board of Directors represents that it will not, without prior shareholder approval, issue any series of preferred stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. Subject to these limitations, the Board of Directors may issue preferred stock in connection with capital raising transactions, acquisitions, and joint ventures and for other corporate purposes that may have the effect of making such an acquisition more difficult or costly, as could also be the case if the Board of Directors were to issue additional shares of common stock. This representation is part of our Corporate Governance Guidelines, a link to which is in the “Investor Relations” portion of our website at: http://www.iberiabank.com.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “IBKC”.

DESCRIPTION OF OTHER SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our depositary shares, rights, warrants, and units that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update, or change the terms and conditions of the securities as described in this prospectus.

Depositary Shares

In this section, we describe the general terms and provisions of the depositary shares that we may offer. This summary does not purport to be exhaustive and is qualified in its entirety by reference to the relevant deposit agreement and depositary receipts with respect to any particular series of depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may offer depositary shares representing receipts for fractional interests in serial preferred stock in the form of depositary shares. Each depositary share would represent a fractional interest in serial preferred stock and would be represented by a depositary receipt.

The serial preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States, which we refer to in this prospectus as the “depositary.” We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to the applicable fraction of a share of serial preferred stock represented by the depositary share, including any dividend, voting, redemption, conversion, and liquidation rights. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in the serial preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

The description in the applicable prospectus supplement and other offering material of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of the applicable depositary agreement if we offer depositary shares, see “Incorporation of Certain Information by Reference” and “Where You can Find More Information.” We urge you to read the applicable depositary agreement, the applicable prospectus supplement and any other offering material in their entirety.

Rights

In this section, we describe the general terms and provisions of the rights to securities that we may offer to our shareholders. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights we offer will include specific terms relating to the offering, including, among others, the date of determining the shareholders entitled to the rights distribution, the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence and the date on which the right will expire, and any applicable U.S. Federal income tax considerations. To the extent that any particular terms of the rights, rights agent agreements, or rights certificates described in a prospectus supplement differ from any of the terms described here, then the terms described here will be deemed to have been superseded by that prospectus supplement.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights would become void and of no further force or effect.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

The description in the applicable prospectus supplement and other offering material of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agent agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of the applicable rights agent agreement if we offer rights, see “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” We urge you to read the applicable rights agent agreement and the applicable prospectus supplement and any other offering material in their entirety.

Warrants

We may issue warrants from time to time in one or more series for the purchase of our common stock or preferred stock or any combination of those securities. Warrants may be issued independently or together with any shares of common stock or shares of preferred stock or offered by any prospectus supplement and may be attached to or separate from common stock or preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent, or any other bank or trust company specified in the related prospectus supplement relating to the particular issue of warrants. The warrant agent will act as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants.

The following is a general description of the warrants we may issue. The applicable prospectus supplement will describe the specific terms of any issuance of warrants. The terms of any warrants we offer may differ from the terms described in this prospectus. As a result, we will describe in the prospectus supplement the specific terms of the particular series of warrants offered by that prospectus supplement. Accordingly, for a description of the terms of a particular series of warrants, you should carefully read this prospectus, the applicable prospectus supplement, and the applicable warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms. If warrants are offered by us, the prospectus supplement will describe the terms of the warrants, including the following if applicable to the particular offering:

•	the title of the warrants;

•	the total number of warrants;

•	the number of shares of common stock purchasable upon exercise of the warrants to purchase common stock and the price at which such shares of common stock may be purchased upon exercise;

•	the designation and terms of the preferred stock with which the warrants are issued and the number of warrants issued with each share of preferred stock;

•	the date on and after which the warrants and the related common stock or preferred stock will be separately transferable;

•	if applicable, the date on which the right to exercise the warrants will commence and the date on which this right will expire;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants may be exchanged for new warrants of different denominations, may be presented for registration of transfer, and may be exercised at the office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of shares of common stock or shares of preferred stock purchasable upon exercise, including the right to receive payments of dividends, if any, on the shares common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants. Each warrant will entitle the holder to purchase a number of shares of common stock or shares of preferred stock at an exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to those warrants. Warrants may be exercised at the times set forth in the prospectus supplement relating to the warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase shares of commons tock or shares of preferred stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised properly completed and duly executed at the office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or shares of preferred stock purchasable upon such exercise. If fewer than all of the warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

Units

In this section, we describe the general terms and provisions of the units that we may offer. We may issue units under one or more unit agreements, each referred to as a unit agreement, to be entered into between us and a bank or trust company, as unit agent. The unit agent will act solely as our agent in connection with the units governed by the unit agreement and will not assume any obligation or relationship of agency or trust for or with any holders of units or interests in those units. We may issue units comprising one or more of the securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement relating to the units we may offer will include specific terms relating to the offering, including, among others: the designation and terms of the units and of the securities comprising the units, and whether and under what circumstances those securities may be held or transferred separately; any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising those units; and whether the units will be issued in fully registered or global form.

The description in the applicable prospectus supplement and other offering material of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement and unit certificate, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement and unit certificate if we offer units, see “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” We urge you to read the applicable unit certificate and the applicable prospectus supplement and any other offering material in their entirety.

PLAN OF DISTRIBUTION

The following sets forth a general summary of the plan of distribution for securities we may offer. The applicable prospectus supplement may update and supersede this summary.

We or any selling security holders identified in the applicable prospectus supplement may sell our securities in any of three ways (or in any combination):

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. We will set forth the terms of the offering of securities in a prospectus supplement, including;

•	the name or names of any underwriters, dealers, or agents and the type and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any delayed delivery arrangements.

The offer and sale of the securities described in this prospectus by us, the underwriters, or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts or concessions to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the applicable prospectus supplement, we may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwrites may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates a connection with those derivatives, then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities offered from time to time under this prospectus will be passed upon by Jones Walker LLP, Washington, D.C. If legal matters are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of IBERIABANK Corporation appearing in IBERIABANK Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of IBERIABANK Corporation’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$506,300,000

Common Stock

PROSPECTUS    SUPPLEMENT

Goldman, Sachs & Co.

UBS Investment Bank

BofA Merrill Lynch

Keefe, Bruyette & Woods

                                 A Stifel Company

Sandler O’Neill + Partners, L.P.

Citigroup

IBERIA Capital Partners L.L.C.

Jefferies

Raymond James

Stephens Inc.

Wells Fargo Securities

March 1, 2017